Contact:
John Beisler
Vice President – Investor Relations
CKE Restaurants, Inc.
805-745-7750

CKE RESTAURANTS, INC. REPORTS POSITIVE PERIOD SEVEN AND SECOND QUARTER BLENDED SAME-STORE SALES

Both Brands Record Highest Period Seven Average Unit Volumes in Recent History

CARPINTERIA, Calif. – August 23, 2006 – CKE Restaurants, Inc. (NYSE: CKR) announced today period seven same-store sales for the four weeks ended Aug. 14, 2006, for Carl’s Jr.® and Hardee’s® as well as second quarter results for the twelve weeks ended on the same date.

Brand	Period 7		Second Quarter		Fiscal Year to Date
	FY 2007	FY 2006	FY 2007	FY 2006	FY 2007	FY 2006

Carl’s Jr.	+6.3%	+0.0%	+4.8%	+1.0%	+5.2%	+1.8%

Hardee’s	+1.4%	-1.0%	+3.0%	+0.0%	+4.4%	+0.0%

Blended	+3.8%	-0.6%	+3.9%	+0.5%	+4.8%	+0.9%

Commenting on the Company’s performance, Andrew F. Puzder, president and chief executive officer, said, “We are pleased to report positive blended same-store sales of 3.8% for period seven, 3.9% for the second quarter, and 4.8% for fiscal year to date. This was also our ninth consecutive period of positive same-store sales for both Carl’s Jr. and Hardee’s. Despite the impact that higher gasoline prices continue to have on the marketplace – including a reduction in consumers’ discretionary spending and an associated increase in discounting activity in the restaurant industry – we believe our brands remain well positioned heading into the fall months.”

“Carl’s Jr. posted a same-store sales increase of 6.3% in period seven, lapping a flat performance in the prior year. During the period, Carl’s Jr. reintroduced the original ‘meat-as-a-condiment’ Pastrami Burger™ on July 26th. The burger, which features thinly sliced pastrami, yellow mustard and pickles, was a customer favorite during its limited run in late 2004, and its fans have bemoaned its departure ever since. Television and radio commercials for the burger aired during the last two weeks of the period,” said Puzder. “Average unit volume for period seven was higher than any comparable period seven ever.”

“For the second quarter, Carl’s Jr. recorded a 4.8 percent same-store sales increase. On a two-year cumulative basis, same-store sales at Carl’s Jr. have increased almost six percent. For the year to date, same-store sales at Carl’s Jr. have increased over five percent.” Revenue for the second quarter from company-operated Carl’s Jr. restaurants (exclusive of franchise-related revenue and royalties) was approximately $138.4 million.

“Hardee’s recorded a same-store sales increase of 1.4% in period seven, compared to a one percent decline from a year ago. During period seven, Hardee’s continued to feature its own ‘meat-as-a-condiment’ burger, the Philly Cheesesteak Thickburger™, as well as its Hillshire Farm® Smoked Sausage Biscuit during the breakfast daypart. In addition, Hardee’s promoted the newest flavor of its Hand-Scooped Ice Cream Shakes & Malts™ featuring M&M’S® Milk Chocolate Candies with a sequel to its popular ‘Cow Shake’ commercial,” Puzder continued. “While we believe Hardee’s period seven same-store sales results may have been hampered by the lack of a new lunch/dinner entrée product, the brand’s period seven average unit volume was still higher than any comparable period seven since 1997.”

“Hardee’s same-store sales for the second quarter increased three percent, compared to a flat quarter in the prior year. For the year to date, Hardee’s same-store sales have increased almost four and a half percent.” Revenue for the second quarter from company-operated Hardee’s restaurants (exclusive of franchise-related revenue and royalties) was approximately $150.6 million.

For the second quarter, consolidated revenue from company-operated restaurants (exclusive of all franchise-related revenue and royalties) was approximately as follows:

Carl’s Jr. Hardee’s La Salsa Fresh Mexican Grill®	$138.4 million 150.6 million 11.1 million

Total	300.1 million

Same-store sales results for period eight, ending Sept. 11, 2006, will be reported on or about Sept. 20, 2006.

As of its first fiscal quarter ended May 22, 2006, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,141 franchised or company-owned restaurants in 43 states and in 13 countries, including 1,062 Carl’s Jr. restaurants, 1,963 Hardee’s restaurants and 100 La Salsa Fresh Mexican Grill restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, effectiveness of operating and product initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation, employee health insurance costs and general liability premiums and claims experience, changes in the Company’s suppliers’ abilities to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in our strategy, availability of financing for the Company and its franchisees, unfavorable outcomes on litigation, changes in accounting policies and practices, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designed for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

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